UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 2, 2009

Date of earliest event reported: October 30, 2009

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 19 Ardee Business Park

Hale Street

Ardee, Co. Louth, Ireland

(Address of principal executive offices, including zip code)

+353 41 685 6983

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement

On October 30, 2009, Warner Chilcott Holdings Company III, Limited, a company organized under the laws of Bermuda (the “Parent Guarantor”), WC Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Luxco Borrower”), Warner Chilcott Corporation, a Delaware corporation (the “US Borrower”), Warner Chilcott Company, LLC, a limited liability company organized under the laws of Puerto Rico (the “PR Borrower”, and together with the Luxco Borrower and the US Borrower, the “Borrowers”) entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders (the “Lenders”), Credit Suisse, Cayman Islands Branch as administrative agent, Bank of America Securities LLC as syndication agent and JPMorgan Chase Bank, N.A. as documentation agent, pursuant to which the Lenders have agreed to provide senior secured credit facilities (the “Senior Secured Facilities”) in an aggregate amount of $3.2 billion comprised of (i) $2.95 billion in aggregate term loan facilities and (ii) a $250.0 million revolving credit facility with a five-year maturity that is available to all Borrowers. The term loan facilities are comprised of (i) a term A facility in the amount of $1.0 billion with a five-year maturity that will be borrowed by the PR Borrower, (ii) a term B facility in the amount of $1.6 billion with a five-and-a-half year maturity ($500.0 million of which will be borrowed by the US Borrower and $1.1 billion of which will be borrowed by the PR Borrower) and (iii) a delayed-draw term loan facility in the amount of $350.0 million, with a five-and-a-half year maturity that will be borrowed, if necessary as described below, by the PR Borrower. The Borrowers borrowed a total of $2.6 billion under the term loan facilities and made no borrowings under the revolving credit facility on October 30, 2009 to fund the PGP Acquisition (defined below).

The Borrowers may use the proceeds (i) of the revolving credit facility for working capital and general corporate purposes and (ii) of the Senior Secured Facilities (other than the delayed-draw term loan facility, as described below) to fund the PGP Acquisition, to consummate the other transactions contemplated thereby and to pay fees and expenses in connection therewith. The commitments in respect of the delayed-draw term loan facility will expire 180 days after the closing of the PGP Acquisition and the proceeds thereof may be used exclusively to discharge the obligations of Warner Chilcott plc (“Warner Chilcott”) or its subsidiaries in connection with exercise of the Sanofi Put (as defined below) and to pay fees and expenses incurred in connection therewith. The delayed-draw term facility is mandatorily prepayable if it is drawn and the Sanofi Put is subsequently not exercised, or the proceeds of such facility are in excess of the amount required to satisfy such obligations.

Other material terms of the Senior Secured Facilities are described below.

The revolving credit facility provides for a $20.0 million sublimit for swing line loans and a $50.0 million sublimit for the issuance of standby letters of credit. Any swing line loans and letters of credit would reduce the available commitment under the revolving credit facility on a dollar-for-dollar basis.

The loans and other obligations under the Senior Secured Facilities (including in respect of hedging agreements and cash management obligations) are (i) guaranteed by the Parent Guarantor and substantially all of its subsidiaries (subject to certain exceptions and limitations) and (ii) secured by substantially all of the assets of the Borrowers and each guarantor (subject to certain exceptions and limitations).

The loans under the Senior Secured Facilities, other than swing line loans, will bear interest at annual rates, at the Borrowers’ option, at either:

•

the eurodollar rate generally defined as the sum of (i) the greater of (a) 2.25% and (b) the London interbank offered rate (“LIBOR”) (by reference to the Reuters Page LIBOR01 service) and (ii) the applicable rate set forth below; or

•

a base rate generally defined as the sum (i) the greatest of (a) the prime rate of Credit Suisse, (b) the federal funds effective rate plus 0.5% and (c) the eurodollar rate plus 1% and (ii) the applicable rate set forth below.

The applicable rates referred to above are as follows:

•	with respect to the loans drawn under the term A facility (i) for eurodollar rate loans, 3.25% and (ii) for base rate loans, 2.25%;

•	with respect to loans drawn under the revolving credit facility, the term B facility and the delayed-draw facility, (i) for eurodollar rate loans, 3.50% and (ii) for base rate loans, 2.50%.

All swing line loans will bear interest computed under the base rate formula.

Interest on the Borrowers’ loans will be payable quarterly in arrears for base rate loans and at the end of each interest-rate period (but not less often than quarterly) for eurodollar loans.

The Borrowers are required to pay a commitment fee on (i) the unused commitments under the revolving credit facility at the rate of 0.75% per annum, subject to leverage-based step-downs and (ii) the unused commitments under the delayed-draw term facility at the rate of 1.75% per annum. The Borrowers are also required to pay a letter of credit participation fee based upon the aggregate face amount of outstanding letters of credit equal to 3.50% per annum.

The Senior Secured Facilities require the Parent Guarantor and its subsidiaries (on a consolidated basis and subject to certain exceptions) to meet the following financial tests over the term of the Senior Secured Facilities:

•	maintenance of maximum funded indebtedness to consolidated EBITDA ratios of 3.75 to 1 decreasing to 2.50 to 1 over time; and

•	maintenance of minimum consolidated EBITDA to consolidated interest charges of 2.00 to 1 increasing to 3.00 to 1 over time.

In addition, the Senior Secured Facilities contain (i) customary provisions related to mandatory prepayment of the loans thereunder with (x) 50% of excess cash flow (as defined in the Credit Agreement), subject to a leverage-based step-down and (y) the proceeds of asset sales or casualty events (subject to certain limitations, exceptions and reinvestment rights) and the incurrence of non-permitted additional indebtedness and (ii) certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, sale and leaseback transactions, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments, redemptions and repurchases of other indebtedness and other matters customarily restricted in such agreements and in each case, subject to certain exceptions.

The Senior Secured Facilities also contain customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantees or collateral documents, and change in control defaults.

Certain of the Lenders under the Senior Secured Facilities or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for Warner Chilcott, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions. Affiliates of Credit Suisse and JPMorgan Chase Bank, N.A. are shareholders of Warner Chilcott. Relationships and transactions with such shareholders and their affiliates are described in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 99.1 and the terms of which are incorporated herein by reference.

Collaboration Matters Agreement

In connection with the closing of the PGP Acquisition, Warner Chilcott and The Procter & Gamble Company (“P&G”) entered into a collaboration matters agreement (the “Collaboration Matters Agreement”) with respect to a global marketing and collaboration agreement (the “Marketing Agreement”) between a P&G subsidiary acquired by Warner Chilcott and Sanofi-Aventis U.S. LLC (“Sanofi”) relating to the development and sale of risedronate products (including Actonel®). Pursuant to the Marketing Agreement, the closing of the PGP Acquisition will constitute a change of control, which will give Sanofi the right to exercise an option to put its interest in the Marketing Agreement to Warner Chilcott at a fair market value to be determined by independent third party firms (the “Sanofi Put”). Pursuant to the Collaboration Matters Agreement, P&G has agreed to provide funding for a portion of the Sanofi Put at Warner Chilcott’s option under certain circumstances, in which case it will receive a right to future payments based on a proportionate share of the incremental operating profits that would otherwise accrue to Warner Chilcott through December 31, 2014

(which is the expiration date of the Marketing Agreement if the Sanofi Put is not exercised). Warner Chilcott has the right to repay P&G (with no interest) within six months of the Sanofi Put closing date, in which case P&G will not receive any profit share payments. In the event that the Sanofi Put is exercised, the effect on Warner Chilcott’s leverage profile is not expected to be material.

Transition Services Agreement

In connection with the closing of the PGP Acquisition and in order to facilitate the transition of the acquired business to Warner Chilcott, Warner Chilcott and P&G entered into a Transition Services Agreement, effective as of October 30, 2009 (the “Transition Services Agreement”). Pursuant to the terms of the Transition Services Agreement, P&G will provide Warner Chilcott with specified services for a limited time following closing of the PGP Acquisition, including with respect to the following: order acquisition and management, distribution, customer service, purchasing and procurement systems, integrated supply network systems, manufacturing execution systems, IT support, sales and marketing, research and development and regulatory and certain accounting and finance related services. Warner Chilcott will pay P&G a fee for these services.

The initial term of the Transition Services Agreement is for a period of 12 months after the closing of the PGP Acquisition, unless earlier terminated. Warner Chilcott may extend services (or a portion thereof) for additional one month periods (up to a maximum of six additional months) by providing 60 days prior notice to P&G. Warner Chilcott is able to terminate the Transition Services Agreement by giving 60 days prior notice to P&G and may terminate individual services by giving 60 days prior notice to P&G provided that the terminated services can be segregated from the services that will continue to be provided under the Transition Services Agreement.

The Transition Services Agreement also addresses certain matters relating to the manner in which the services are provided, including the management of the relationship between the parties, the use of each other’s facilities, technology and software and contains customary indemnification provisions.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 30, 2009, pursuant to the purchase agreement (as amended, the “Purchase Agreement”), dated as of August 24, 2009, between Warner Chilcott and P&G, Warner Chilcott acquired the global branded prescription pharmaceutical business of P&G for approximately $2.9 billion in cash and the assumption of certain liabilities (the “PGP Acquisition”). The purchase price remains subject to certain post-closing purchase price adjustments. To finance the payment of the consideration for the PGP Acquisition, Warner Chilcott used a combination of proceeds from borrowings under the Senior Secured Facilities described in Item 1.01 and cash on hand.

Additional information and details of the Purchase Agreement were previously disclosed in Item 1.01 of Warner Chilcott’s Current Report on Form 8-K filed on August 24, 2009 and are incorporated by reference into this Item 2.01. Any description of the Purchase Agreement is qualified in its entirety by reference to the complete copy of the Purchase Agreement filed as an exhibit to Warner Chilcott’s Current Report on Form 8-K filed on August 24, 2009, which complete copy is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in or incorporated by reference into Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 5.02	Compensatory Arrangements of Certain Officers

(e) Adoption of material compensatory plan.

On October 30, 2009, Warner Chilcott adopted a Transaction and Integration Bonus Program (the “Program”) in order to compensate certain key employees for their exceptional contributions in connection with the PGP Acquisition and to encourage the continued efforts of these and other critical employees in the integration of the acquired business.

Under the Program, participants will receive a transaction bonus within 30 days of the effectiveness of the PGP Acquisition payable in cash. Participants are also eligible to receive an integration incentive award that is payable either in cash or equity (e.g. stock options, restricted stock or restricted stock units) upon the achievement of certain individual and global company goals. The Compensation Committee of the Warner Chilcott Board of Directors (the “Committee”), in its discretion and in consultation with the CEO, will make a determination regarding the satisfaction of the individual and global goals and the consequent amount and form of any integration incentive payable to each participant as of a measurement date, as determined by the Committee.

Under the Program, Warner Chilcott’s named executive officers will receive transaction bonuses as follows: Roger M. Boissonneault, $550,000; each of Paul Herendeen, W. Carl Reichel and Anthony D. Bruno, $250,000; and Izumi Hara, $150,000. Each named executive officer is also eligible to receive a target incentive integration award in an amount equal to his or her transaction bonus based upon the level of achievement of individual and global integration goals as determined by the Committee.

Item 8.01	Other Events

On October 30, 2009, Warner Chilcott issued a press release announcing the closing of the PGP Acquisition and the entry into the Credit Agreement. The press release is attached as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

In light of the PGP Acquisition, the risks and uncertainties faced by Warner Chilcott have changed. See Exhibit 99.3 for a description of certain risk factors.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired

Pursuant to the instructions to Form 8-K, the required financial statements of the business acquired in the PGP Acquisition are not included in this Current Report but will be filed by amendment not later than 71 calendar days after the date that this Current Report was required to be filed.

(b) Pro forma financial information

Pursuant to the instructions to Form 8-K, the required pro forma financial information related to the PGP Acquisition is not included in this Current Report but will be filed by amendment not later than 71 calendar days after the date that this Current Report was required to be filed.

(d) Exhibits

Exhibit No.	Description

99.1	Credit Agreement, dated as of October 30, 2009, among Warner Chilcott Holdings Company III, Limited, WC Luxco S.à r.l., Warner Chilcott Corporation, Warner Chilcott Company, LLC, Credit Suisse, Cayman Islands Branch, as administrative agent, Bank of America Securities LLC, as syndication agent and JPMorgan Chase Bank, N.A., as documentation agent, and the lenders thereunder

99.2	Press Release issued by Warner Chilcott plc on October 30, 2009

99.3	Risk Factors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/S/ PAUL HERENDEEN
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: November 2, 2009

Exhibit Index

Exhibit No.	Description

99.1	Credit Agreement, dated as of October 30, 2009, among Warner Chilcott Holdings Company III, Limited, WC Luxco S.à r.l., Warner Chilcott Corporation, Warner Chilcott Company, LLC, Credit Suisse, Cayman Islands Branch, as administrative agent, Bank of America Securities LLC, as syndication agent and JPMorgan Chase Bank, N.A., as documentation agent, and the lenders thereunder

99.2	Press Release issued by Warner Chilcott plc on October 30, 2009

99.3	Risk Factors